News Release

For Immediate Release:	For More Information,
May 3, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today first quarter net income available to common shareholders of $5.3 million compared to $3.4 million reported in the first quarter of 2010.  Earnings per diluted common share were $0.32 in the first quarter of 2011 compared to $0.20 in the first quarter of 2010.

 In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville (see below).  This gain resulted from the difference between the purchase price and the acquisition-date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.

Acquisition of The Bank of Asheville

On January 21, 2011, First Bank entered into a loss share purchase and assumption agreement with the FDIC to purchase substantially all of the assets and liabilities of The Bank of Asheville, which had been closed earlier that day.  The Bank of Asheville operated through five branches in Asheville, North Carolina, and had total assets of $198 million, including $161 million in loans and $192 million in deposits.

First Bank received a $23.9 million discount on the assets acquired and paid no deposit premium, which resulted in a receipt of cash from the FDIC of $29.9 million.  Based on preliminary estimates of fair value (including the cash received from the FDIC), First Bank recorded total assets of $208.6 million, including $102 million in loans, and liabilities of $198.4 million, including $193 million in deposits.  The $10.2 million difference between the fair value of the assets acquired and the liabilities assumed was recorded as a gain.  The fair value estimates and resulting gain are preliminary and are subject to change for a period of one year as information relative to closing date fair values becomes available.

Substantially all of the loans and foreclosed real estate purchased are covered by loss share agreements between the FDIC and First Bank, which affords First Bank significant loss protection.  Under the loss share agreements, the FDIC will cover 80% of loan and foreclosed real estate losses.  The Company has recorded an estimated receivable from the FDIC related to this transaction in the amount of $42.2 million, which represents the FDIC’s portion of the losses that are expected to be incurred and reimbursed to the Company.

The operating results of First Bancorp for the period ended March 31, 2011 include the results of the acquired assets and assumed liabilities for the period subsequent to the acquisition date of January 21, 2011.

Note Regarding Components of Earnings

In addition to the gain related to The Bank of Asheville acquisition, the Company’s results of operation are significantly affected by the accounting for a FDIC-assisted failed bank acquisition completed in 2009.  In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses.  For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, the Company records positive adjustments to interest income over the life of the respective loan.  For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements.  Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations.  The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items.  Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses, interest income, and losses from foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2011 amounted to $32.3 million, a 3.6% increase over the first quarter of 2010.  This increase was due to a higher net interest margin, which was partially offset by a lower level of average earning assets.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the first quarter of 2011 was 4.62%, a 46 basis point increase from the 4.16% margin realized in the first quarter of 2010.  The higher margin in 2011 was primarily a result of lower funding costs.  The Company has been able to lower rates on all categories of interest bearing deposits, including maturing time deposits that were originated in periods of higher interest rates.  Also, the Company has experienced declines in higher cost deposit categories.

The 4.62% net interest margin realized in the first quarter of 2011 was a 17 basis point decrease from the 4.79% margin realized in the fourth quarter of 2010.  The decline was primarily a result of less accretion of the loan discount on loans assumed in the Company’s June 2009 failed-bank acquisition.  See page 4 of the Financial Summary for a table that presents the impact of all purchase accounting adjustments.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $11.3 million in the first quarter of 2011 compared to $7.6 million in the first quarter of 2010.  The 2011 provision for loan losses was comprised of $7.5 million related to non-covered loans and $3.8 million related to covered loans, whereas in the comparable period of 2010, the entire $7.6 million provision for loan losses related to non-covered loans.  As previously discussed, the provision for loan losses related to covered loans was offset by an 80% increase to the FDIC indemnification asset, which increased noninterest income.

Nonperforming asset levels have remained fairly stable over each of the past three quarter ends.  Non-covered nonperforming assets were between $116-$118 million over that period, or approximately 4.1% of total non covered assets.  Covered nonperforming assets have amounted to between $168-$181 million over that same period, with the $169 million at March 31, 2011 being impacted by the nonperforming assets assumed in The Bank of Asheville acquisition.  The Company’s outlook for nonperforming assets is consistent with the recent trend, with the Company not expecting material improvement, nor deterioration, in the near future.

Noninterest Income

Total noninterest income was $14.2 million in the first quarter of 2011 compared to $5.7 million for the first quarter of 2010.  The increase in 2011 was primarily caused by the previously discussed $10.2 million bargain purchase gain recorded in the acquisition of The Bank of Asheville.  Other significant factors affecting 2011 noninterest income were – 1) $4.9 million of write-downs of covered foreclosed properties, 2) $1.4 million of write-downs on non-covered foreclosed properties, and 3) $5.0 million of indemnification asset income due to increased amounts expected from the FDIC related to the provision for loan losses on covered loans and the write-downs of covered foreclosed properties recorded in 2011.

For the three month period ended March 31, 2011, service charges on deposits were $3.0 million compared to $3.5 million for the same period in 2010.  The decline was primarily due to lower overdraft fees, which began declining in the second half of 2010 as result of fewer instances of customers overdrawing their accounts.  This was partially a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees.

Noninterest Expenses

Noninterest expenses amounted to $25.0 million in the first quarter of 2011, a 12.4% increase from the $22.3 million recorded in the same period of 2010.  Operating expenses related to The Bank of Asheville acquisition were $1.0 million in 2011, and additionally, the Company recorded $0.4 million in merger expenses related to this transaction.  For each of three month periods ended March 31, 2011 and 2010, the Company recorded approximately $0.6 million in expense related to separate frauds.

Other significant factors playing a role in the increased expenses were – 1) $0.6 million in higher employee medical claims incurred by the Company’s self-funded health plan, and 2) collection expenses on non-covered assets, which amounted to $0.8 million in 2011 compared to $0.4 million for the comparable period in 2010.

Balance Sheet and Capital

Total assets at March 31, 2011 amounted to $3.4 billion, a 0.3% increase from a year earlier.  Total loans at March 31, 2011 amounted to $2.5 billion, a 4.6% decrease from a year earlier, and total deposits amounted to $2.8 billion at March 31, 2011, a 0.9% decrease from a year earlier.

 Excluding acquisition growth, the Company continues to experience general declines in loans and deposits, which began with the onset of the recession.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans and loan foreclosures have been exceeding new loan growth.  Overall, loan demand remains weak in most of the Company’s market areas.  The declining loan balances have provided the Company with the liquidity to allow less reliance on high cost deposits, which has improved funding costs.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 16.76% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.42% at March 31, 2011, an increase of 11 basis points from a year earlier.

The Company continues to maintain $65 million in preferred stock that was issued to the US Treasury in January 2009 under the Capital Purchase Program (TARP).  The Company has applied to participate in the Treasury’s Small Business Lending Fund (SBLF), which would result in the repayment of its TARP funding by the simultaneous issuance of a similar amount of preferred stock under the terms of the SBLF.  Participation in the SBLF could result in the dividend rate on the preferred stock being reduced from 5% to as low as 1% if certain loan growth targets are met.  In the event it is accepted, the Company has developed a business plan to grow the types of loans targeted by the SBLF.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “Although we were saddened by the failure of The Bank of Asheville and the concern that its closure caused to its customers and employees, we believe that First Bank was a great fit to assume the closed branches and continue its tradition of community bank service.  We are working hard to prove ourselves to our new customers and consider it a privilege to be of service.”

Mr. Ocheltree continued, “With solid fundamentals, including a strong net interest margin, low overhead expense and high capital levels, we continue to be in a great position to grow and to achieve high levels of profits when the economy improves.”

Mr. Ocheltree noted the following corporate developments:

•	The conversion of The Bank of Asheville’s computer systems to First Bank is scheduled to occur over Memorial Day weekend at the end of May.

•
On February 23, 2011, the Company announced a quarterly cash dividend of $0.08 per share payable on April 25, 2011 to shareholders of record on March 31, 2011.  This is the same dividend rate as the Company declared in the first quarter of 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp - Financial Summary

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$36,807	38,218
Interest on investment securities	1,932	1,884
Other interest income	90	207
Total interest income	38,829	40,309	(3.7%)
Interest expense
Interest on deposits	6,003	8,560
Other, primarily borrowings	512	572
Total interest expense	6,515	9,132	(28.7%)
Net interest income	32,314	31,177	3.6%
Provision for loan losses – non-covered loans	7,570	7,623	(0.7%)
Provision for loan losses – covered loans	3,773	−	n/m
Total provision for loan losses	11,343	7,623	48.8%
Net interest income after provision for loan losses	20,971	23,554	(11.0%)
Noninterest income
Service charges on deposit accounts	2,954	3,465
Other service charges, commissions, and fees	1,606	1,377
Fees from presold mortgages	295	372
Commissions from financial product sales	355	422
Gain from business acquisition	10,196	−
Foreclosed property losses and write-downs – covered	(4,934)	−
Foreclosed property losses and write-downs – non-covered	(1,353)	−
Indemnification asset income, net	5,040	−
Securities gains	14	9
Other gains	20	49
Total noninterest income	14,193	5,694	149.3%
Noninterest expenses
Personnel expense	12,913	11,100
Occupancy and equipment expense	2,734	3,027
Intangibles amortization	224	215
Merger expenses	351	−
Other operating expenses	8,821	7,938
Total noninterest expenses	25,043	22,280	12.4%
Income before income taxes	10,121	6,968	45.2%
Income tax expense	3,746	2,530	48.1%
Net income	6,375	4,438	43.6%

Preferred stock dividends and accretion	(1,042)	(1,027)

Net income available to common shareholders	$5,333	3,411	56.3%

Earnings per common share – basic	$0.32	0.20	60.0%
Earnings per common share – diluted	0.32	0.20	60.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$32,314	31,177
Tax-equivalent adjustment (1)	385	295
Net interest income, tax-equivalent	$32,699	31,472	3.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp - Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2011	2010
Return on average assets (1)	0.65%	0.40%
Return on average common equity (2)	7.54%	4.91%
Net interest margin – tax-equivalent (3)	4.62%	4.16%
Net charge-offs to average loans – non-covered	1.97%	1.01%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08
Stated book value – common	16.90	16.76
Tangible book value – common	12.72	12.52
Common shares outstanding at end of period	16,824,489	16,739,005
Weighted average shares outstanding – basic	16,813,941	16,732,518
Weighted average shares outstanding – diluted	16,841,787	16,763,110

CAPITAL RATIOS
Tangible equity to tangible assets	8.37%	8.27%
Tangible common equity to tangible assets	6.42%	6.31%
Tier I leverage ratio	10.04%	9.60%
Tier I risk-based capital ratio	15.50%	14.32%
Total risk-based capital ratio	16.76%	15.58%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,346,690	3,440,537
Loans	2,502,011	2,627,638
Earning assets	2,872,041	3,065,134
Deposits	2,791,250	2,910,543
Interest-bearing liabilities	2,638,476	2,799,549
Shareholders’ equity	351,952	346,526

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010

Net interest income – tax-equivalent (1)	$32,699	33,931	31,401	31,867	31,472
Taxable equivalent adjustment (1)	385	361	330	331	295
Net interest income	32,314	33,570	31,071	31,536	31,177
Provision for loan losses – non-covered	7,570	9,629	8,391	8,003	7,623
Provision for loan losses – covered	3,773	20,916	–	–	–
Noninterest income	14,193	14,918	3,957	4,537	5,694
Noninterest expense	25,043	22,008	20,711	21,957	22,280
Income (loss) before income taxes	10,121	(4,065)	5,926	6,113	6,968
Income tax expense (benefit)	3,746	(1,820)	2,078	2,172	2,530
Net income (loss)	6,375	(2,245)	3,848	3,941	4,438
Preferred stock dividends and accretion	1,042	1,027	1,027	1,026	1,027
Net income (loss) available to common shareholders	5,333	(3,272)	2,821	2,915	3,411

Earnings (loss) per common share – basic	0.32	(0.19)	0.17	0.17	0.20
Earnings (loss) per common share – diluted	0.32	(0.19)	0.17	0.17	0.20

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp - Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Mar. 31, 2011	At Dec. 31, 2010	At Mar. 31, 2010	One Year Change
Assets
Cash and due from banks	$59,985	56,821	51,827	15.7%
Interest bearing deposits with banks	197,035	155,181	203,291	-3.1%
Total cash and cash equivalents	257,020	212,002	255,118	0.7%

Investment securities	249,815	235,200	213,093	17.2%
Presold mortgages	2,696	3,962	1,494	80.5%

Loans – non-covered	2,045,998	2,083,004	2,117,873	-3.4%
Loans – covered by FDIC loss share agreements	440,212	371,128	488,259	-9.8%
Total loans	2,486,210	2,454,132	2,606,132	-4.6%
Allowance for loan losses – non-covered	(35,773)	(38,275)	(39,690)	-9.9%
Allowance for loan losses – covered	(7,002)	(11,155)	−	n/m
Total allowance for loan losses	(42,775)	(49,430)	(39,690)	7.8%
Net loans	2,443,435	2,404,702	2,566,442	-4.8%

Premises and equipment	67,879	67,741	54,009	25.7%
FDIC indemnification asset	140,937	123,719	117,003	20.5%
Intangible assets	70,410	70,358	71,017	-0.9%
Other real estate owned – non-covered	26,961	21,081	10,818	149.2%
Other real estate owned – covered	95,868	94,891	68,044	40.9%
Other assets	47,442	45,276	36,150	31.2%
Total assets	$3,402,463	3,278,932	3,393,188	0.3%

Liabilities
Deposits:
Non-interest bearing demand	$332,168	292,759	282,298	17.7%
NOW accounts	349,677	292,623	313,975	11.4%
Money market accounts	513,553	498,312	537,296	-4.4%
Savings accounts	161,869	153,325	155,603	4.0%
Brokered deposits	194,178	143,554	90,061	115.6%
Internet time deposits	51,075	46,801	77,209	-33.8%
Other time deposits > $100,000	593,625	602,371	711,231	-16.5%
Other time deposits	648,296	622,768	702,879	-7.8%
Total deposits	2,844,441	2,652,513	2,870,552	-0.9%

Repurchase agreements	72,951	54,460	67,394	8.2%
Borrowings	108,833	196,870	76,695	41.9%
Other liabilities	26,848	30,486	32,918	-18.4%
Total liabilities	3,053,073	2,934,329	3,047,559	0.2%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	0.0%
Discount on preferred stock	(2,703)	(2,932)	(3,575)	-24.4%
Common stock	99,989	99,615	98,440	1.6%
Common stock warrants	4,592	4,592	4,592	0.0%
Retained earnings	187,401	183,413	184,982	1.3%
Accumulated other comprehensive income (loss)	(4,889)	(5,085)	(3,810)	-28.3%
Total shareholders’ equity	349,390	344,603	345,629	1.1%
Total liabilities and shareholders’ equity	$3,402,463	3,278,932	3,393,188	0.3%

First Bancorp - Financial Summary – Page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Yield on loans	5.97%	6.16%	5.79%	5.86%	5.90%
Yield on securities – tax-equivalent (1)	3.87%	4.00%	4.26%	4.38%	4.13%
Yield on other earning assets	0.29%	0.41%	0.32%	0.32%	0.38%
Yield on all interest earning assets	5.54%	5.75%	5.36%	5.46%	5.37%

Rate on interest bearing deposits	0.99%	1.06%	1.16%	1.22%	1.32%
Rate on other interest bearing liabilities	1.24%	1.30%	1.52%	1.54%	1.41%
Rate on all interest bearing liabilities	1.00%	1.07%	1.17%	1.23%	1.32%
Total cost of funds	0.89%	0.96%	1.06%	1.11%	1.20%

Net interest margin – tax-equivalent (2)	4.62%	4.79%	4.30%	4.35%	4.16%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS
	For the Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(105)	(49)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount	2,515	3,233	1,231	1,659	1,484
Interest expense – reduced by premium amortization of deposits	53	–	296	731	1,184
Interest expense – reduced by premium amortization of borrowings	37	37	72	116	116
Impact on net interest income	$2,500	3,221	1,550	2,457	2,735

First Bancorp - Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010

Non-covered nonperforming assets
Nonaccrual loans	$69,250	62,326	80,318	73,152	63,415
Restructured loans - accruing	19,843	33,677	20,447	20,392	27,207
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	89,093	96,003	100,765	93,544	90,622
Other real estate	26,961	21,081	17,475	14,690	10,818
Total non-covered nonperforming assets	$116,054	117,084	118,240	108,234	101,440

Covered nonperforming assets (1)
Nonaccrual loans (2)	$56,862	58,466	75,116	98,669	105,043
Restructured loans - accruing	16,238	14,359	4,160	8,450	11,379
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	73,100	72,825	79,276	107,119	116,422
Other real estate	95,868	94,891	101,389	80,074	68,044
Total covered nonperforming assets	$168,968	167,716	180,665	187,193	184,466

Total nonperforming assets	$285,022	284,800	298,905	295,427	285,906
Asset Quality Ratios – All Assets
Net charge-offs to average loans – annualized	2.92%	4.17%	0.88%	0.85%	0.81%
Nonperforming loans to total loans	6.52%	6.88%	7.17%	7.86%	7.94%
Nonperforming assets to total assets	8.38%	8.69%	8.90%	8.90%	8.43%
Allowance for loan losses to total loans	1.72%	2.01%	1.79%	1.65%	1.52%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average loans – non-covered – annualized	1.97%	3.10%	1.06%	1.04%	1.01%
Non-covered nonperforming loans to non-covered loans	4.35%	4.61%	4.81%	4.46%	4.28%
Non-covered nonperforming assets to total non-covered assets	4.05%	4.16%	4.16%	3.89%	3.58%
Allowance for loan losses to non-covered loans	1.75%	1.84%	2.15%	2.01%	1.87%

___________________________________________________________________________________________________________
(1) Covered nonperforming assets consist of assets that are included in loss share agreements with the FDIC.
(2) At March 31, 2011, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $106.5 million.